Exhibit 99.1

Zayo Group, LLC Closes  $550M Senior Notes Offering

BOULDER, Colo. – April 11, 2017 – Zayo Group, LLC (“Zayo”), a direct subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO) and global provider of communications infrastructure services, announced today that it has closed its previously announced private offering of $550 million aggregate principal amount of its 5.750% Senior Notes due 2027 (the “2027 Senior Notes”), through an add-on to its existing issue. The offering was conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Zayo intends to use the net proceeds from the 2027 Senior Notes offering to repay approximately $570 million of its outstanding $1.35 billion tranche and $650 million tranche of term loans, each maturing on January 19, 2024, on a pro rata basis.

The 2027 Senior Notes have not been registered under the Securities Act and were offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Zayo’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact the 2027 Senior Notes and Zayo’s overall business and financial performance can be found in Zayo’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 126,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services.